Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333-209682 and 333-209682-01

June 19, 2017

Cushing® Asset Management, LP 8117 Preston Road, Suite 440 Dallas, TX 75225

News Release

for immediate release

Swank Capital and Cushing® Asset Management Announce Launch of ETN Tracking The Cushing® 30 MLP Index

Dallas, Texas (June 19, 2017) Swank Capital, LLC, and Cushing® Asset Management, LP, announce today that JPMorgan Chase Financial Company LLC (JPMCFC) has launched an Exchange Traded Note (ETN) listed on NYSE Arca under the ticker symbol PPLN that is designed to track the performance of The Cushing® 30 MLP Index. The ETNs are named the J.P. Morgan Cushing® 30 MLP Index ETNs and are due in 2037.

“We are very pleased and excited to license our index to J.P. Morgan to provide investors with access to the returns of the Cushing® 30 MLP Index,” said Jerry Swank, Managing Partner.

Questions regarding the J.P. Morgan Cushing® 30 MLP Index ETNs trading under the ticker symbol PPLN should be directed to:

J.P. Morgan sales contact: 1-800-576-3529, jpmorgan_etns@jpmorgan.com

Cushing media contact: Judson Redmond, 214-692-6334

ABOUT THE CUSHING® MLP INDEX

The Cushing® 30 MLP Index tracks the performance of 30 publicly traded U.S. based MLP securities that hold midstream energy infrastructure assets, chosen according to a formula-based proprietary valuation model developed by Cushing® Asset Management, LP to rank MLPs for potential inclusion in the Index. The Index price level is calculated by S&P Dow Jones Indices and reported on a real-time basis under the Bloomberg ticker “MLPX”.

ABOUT SWANK CAPITAL AND CUSHING® ASSET MANAGEMENT

Cushing® Asset Management, LP (“Cushing”), a subsidiary of Swank Capital, LLC, is an SEC-registered investment adviser headquartered in Dallas, Texas. Cushing serves as investment adviser to affiliated funds and managed accounts which invest primarily in securities of MLPs and other natural resource companies.

The Cushing® 30 MLP Index (the “Index”) is the exclusive property of Cushing Asset Management, LP, which has contracted with S&P Opco, LLC (a subsidiary of S&P Dow Jones Indices LLC) (“S&P Dow Jones Indices”) to calculate and maintain the Index. S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“SPFS”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and, these trademarks have been licensed to S&P Dow Jones Indices. “Calculated by S&P Dow Jones Indices” and its related stylized mark(s) have been licensed for use by Swank Capital, LLC, and Cushing Asset Management, LP. Neither S&P Dow Jones Indices, SPFS, Dow Jones nor any of their affiliates sponsor and promote the Index and none shall be liable for any errors or omissions in calculating the Index.

Neither Swank Capital, LLC nor Cushing Asset Management, LP (collectively, “Cushing”) sponsor, endorse, sell, promote, manage or are otherwise affiliated with investment products offered by third parties and that seek to provide an investment return based on the performance of the Index.  Cushing makes no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns. Cushing makes no representation regarding the advisability of investing in any such investment product.

JPMorgan Chase & Co. and JPMorgan Chase Financial Company LLC have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to any offerings to which these materials relate that JPMorgan Chase & Co. and JPMorgan Chase Financial Company LLC have filed with the SEC for more complete information about JPMorgan Chase & Co., JPMorgan Chase Financial Company LLC and any offering to which these materials relate. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., JPMorgan Chase Financial Company LLC or any agent or any dealer participating in the any offerings to which these materials relate will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 866-535-9248

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